Exhibit 99.1

American Software Reports Preliminary First Quarter of Fiscal Year 2019 Results

Cloud Services Annual Contract Value Increases 71%

ATLANTA--(BUSINESS WIRE)--September 4, 2018--American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter for fiscal year 2019.

Key First quarter financial highlights:

  Cloud Services Annual Contract Value (ACV) increased approximately 71% to $13.2 million as of the quarter ended July 31, 2018 compared to $7.7 million as of the same period of the prior year. ACV consists of Software-as-a-Service (SaaS) of $10.4 million, a 93% increase when compared to approximately $5.4 million for the same period last year, and other cloud services of $2.8 million, a 20% increase when compared to $2.3 million for the same period last year.
  Subscription fees were $3.2 million for the quarter ended July 31, 2018, a 96% increase compared to $1.6 million for the same period last year, while Software license revenues were $1.7 million, a 58% decrease compared to $4.0 million for the same period last year, reflecting our continued transition to the SaaS engagement model.
  Total revenues for the quarter ended July 31, 2018 were $27.4 million, an increase of 2% over the comparable period last year.
  Recurring revenue streams of Maintenance and Cloud Services were 54% of total revenues in the quarter ended July 31, 2018 compared to 46% in the same period of the prior year.
  Maintenance revenues for the quarter ended July 31, 2018 increased 6% to $11.5 million compared to $10.8 million for the same period last year.
  Professional services and other revenues for the quarter ended July 31, 2018 increased 6% to $11.0 million compared to $10.4 million for the same period last year.
  Operating earnings for the quarter ended July 31, 2018 decreased 83% to $0.6 million compared to $3.6 million for the same period last year.
  GAAP net earnings for the quarter ended July 31, 2018 decreased 49% to $1.4 million or $0.04 per fully diluted share compared to $2.7 million or $0.09 per fully diluted share for the same period last year.
  Adjusted net earnings for the quarter ended July 31, 2018, which excludes non-cash stock-based compensation expense and amortization of acquisition-related intangibles, were $2.2 million or $0.07 per fully diluted share compared to $3.1 million or $0.10 per fully diluted share for the same period last year.
  EBITDA decreased by 52% to $2.4 million for the quarter ended July 31, 2018 compared to $5.0 million for the same period last year which was impacted by Subscription Services being preferred over a perpetual licensing model.
  Adjusted EBITDA decreased by 47% to $2.8 million for the quarter ended July 31, 2018 compared to $5.3 million for the quarter ended July 31, 2017. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense.

The overall financial condition of the Company remains strong, with cash and investments of approximately $87.4 million and no debt as of July 31, 2018. During the first quarter of fiscal 2019, the Company paid shareholder dividends of approximately $3.4 million.

“Our first quarter fiscal year 2019 results reinforce our continued momentum towards Software-as-a-Service (SaaS) subscriptions as the preferred customer engagement method which is highlighted by our 71% increase in Cloud Services Annual Contract Value (ACV), fueled by a 93% increase in SaaS subscriptions,” said Allan Dow, president of American Software. “Last week, both Logility and Demand Management were recognized as Leaders in the 2018 Gartner Magic Quadrant for Supply Chain Planning System of Record. We believe this recognition highlights our long-standing leadership in developing innovative solutions that help companies of all sizes mitigate risk, increase profitability and optimize their digital supply chains.”

“Our continuing investments in innovative software and services to power the digital supply chain are helping our customers reach new levels of productivity,” continued Dow. “Digitization drives a new wave of supply chain productivity which is more intelligent, responsive, scalable and collaborative, helping our customers gain new insights and make better decisions faster.”

Additional highlights for the first quarter of fiscal 2019 include:

Customers & Channels

  Notable new and existing customers placing orders with the Company in the first quarter include: Dragon Crowd Garment, Gerber Childrenswear, Husqvarna, International Vitamin, Lagardere Travel Retail Pacific, Mega Labs, Mix Limited, Robinson Manufacturing, Taylor Farms, and Thibiant.
  During the quarter, SaaS subscription and/or software license agreements were signed with customers located in the following nine countries: Australia, Finland, Mexico, New Zealand, Panama, Sweden, United Kingdom, United States, and Uruguay.
  Logility Inc., a wholly-owned subsidiary of the Company, announced Griffith Foods, a global provider of food ingredients, is expanding its use of Logility Voyager Solutions™ to more regions around the world. Since deploying Logility in North America, Griffith Foods has achieved significant benefits including improved forecast visibility across the organization, better inventory alignment and increased customer service levels.
  New Generation Computing, Inc. (NGC), a wholly-owned subsidiary of the Company, announced Rhone, a premier men's active wear and lifestyle brand, selected NGC’s Andromeda Cloud Platform® to help expand its line with greater efficiency and speed as the company continues its exponential growth.
  Logility invited supply chain professionals to the webcast, “Visibility: A Key Result of Inventory Optimization,” which discussed how Sensient Colors leveraged Logility Voyager Solutions as the planning platform for its supply chain transformation and improved forecast accuracy, expanded inventory visibility and increased customer service levels.
  Logility congratulated the 2018 members of The Gartner Supply Chain Top 25 and is proud to serve many of these leading supply chain organizations. The winners were announced at the Gartner Supply Chain Executive Conference on May 17, 2018.
  Logility invited attendees of the 2018 Gartner Supply Chain Executive Conference to attend the session, “Husqvarna Group Goes Digital with Global Supply Chain Transformation” as well as the roundtable, “Multi-Echelon Inventory Optimization Meets Sales & Operations Planning.”
  Logility invited attendees of ASCI 2018 to attend the session, “How Sales & Operations Planning Fits into the Ever-Changing Supply Chain,” led by Andrew Hill, head of supply planning, Brightstar Australia. The session, which took place in Sydney on May 24, 2018, highlighted how Brightstar Australia is able to transform diverse information from across the organization into a central resource to fuel supply chain improvements.
  Logility invited attendees of the APICS Best of the Best S&OP Conference to attend the session, “Best-Laid Plans: Scenario Planning and Mitigating Risk within the S&OP Process,” led by Berry Global. The session shared recommendations on how to increase visibility, model multiple scenarios and evaluate the business impact based on both volumetric and financial measures.

Company and Technology

  Logility shared the results of a survey of more than 1,000 supply chain leaders highlighting the priorities and challenges companies face as they embrace advanced analytics, Big Data and machine learning. Additional insights were discussed during the live APICS webcast, “Accelerate Supply Chain Performance Using Advanced Analytics.”
  During the quarter, Demand Management, Inc., a wholly-owned subsidiary of Logility, and NGC announced they each had been named one of the Top 100 Logistics IT Providers by Inbound Logistics Magazine. This is the seventh year Demand Management has received this award and the ninth year NGC has been recognized.
  Demand Management and NGC were also named recipients of the Supply & Demand Chain Executive SDCE 100 Award. This is the tenth consecutive year Demand Management has received this award and the eighth consecutive year NGC has been recognized.

About American Software, Inc.

Atlanta-based American Software, Inc. (NASDAQ: AMSWA), named one of the 100 Most Trustworthy Companies in America by Forbes Magazine, delivers innovative demand-driven supply chain management and advanced retail planning platforms backed by more than 45 years of industry expertise. Logility®, Inc., a wholly-owned subsidiary of American Software, is a leading provider of collaborative supply chain optimization and advanced retail planning solutions that help medium, large and Fortune 500 companies transform their supply chain operations to gain a competitive advantage. Recognized for its high-touch approach to customer service, rapid implementations and industry-leading return on investment (ROI), Logility customers include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products, Red Wing Shoe Company, Verizon Wireless and VF Corporation. Demand Management, Inc., a wholly-owned subsidiary of Logility, delivers affordable, easy-to-use Software-as-a-Service (SaaS) supply chain planning solutions designed to increase forecast accuracy, improve customer service and reduce inventory to maximize profits and lower costs. Demand Management serves customers such as Siemens Healthcare, AutomationDirect.com and Newfoundland Labrador Liquor Corporation. Halo Business Intelligence, a division of Logility, is an advanced analytics software provider leveraging an innovative blend of artificial intelligence and machine learning technology to drive greater supply chain performance. Halo customers include Aaron’s, Leatherman Tool Group and SweetWater Brewing. New Generation Computing, Inc.®, a wholly-owned subsidiary of American Software, is a leading provider of cloud-based supply chain and product lifecycle management solutions for brands, retailers and consumer products companies. NGC customers include A|X Armani Exchange, Billabong, Carter’s, Destination XL, Hugo Boss, Jos. A. Bank, Marchon Eyewear, Spanx, and Swatfame. The comprehensive American Software supply chain and retail planning portfolio includes advanced analytics, supply chain visibility, demand, inventory and replenishment planning, Sales and Operations Planning (S&OP), Integrated Business Planning (IBP), supply and inventory optimization, manufacturing planning and scheduling, retail merchandise and assortment planning and allocation, product lifecycle management (PLM), and vendor quality and compliance. For more information about American Software, please visit www.amsoftware.com, call (800) 726-2946 or email: ask@amsoftware.com.

Operating and Non-GAAP Financial Measures

The Company includes operating measures (ACV) and other non-GAAP financial measures (EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share) in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP-compliant financial information and may be different from the operating or non-GAAP financial information used by other companies. The Company believes that this presentation of ACV, EBITDA, adjusted EBITDA, adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. ACV is a forward-looking operating measure used by management to better understand cloud services (SaaS and other related cloud services) revenue trends within the Company’s business as it reflects the Company’s current estimate of revenue to be generated under the existing client contracts in the forward 12-month period. EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, and income tax (benefit)/expense. Adjusted EBITDA represents GAAP net earnings adjusted for amortization of intangibles, depreciation, interest income & other, net, income tax (benefit)/expense and non-cash stock-based compensation expense. A reconciliation of these non-GAAP financial measures to their nearest U.S. GAAP measure appears in the accompanying financial tables.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's current Form 10-K and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 264-5298.

American Software® is a registered trademark of American Software, Inc. Logility® is a registered trademark and Logility Voyager Solutions™ is a trademark of Logility; Demand Solutions® is a registered trademark of Demand Management, Inc.; and New Generation Computing® and Andromeda Cloud Platform® are registered trademarks of New Generation Computing, Inc. Other products mentioned in this document are registered marks, trademarks or service marks of their respective owners.

AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2018	2017	Pct Chg.
Revenues:
License fees	$1,702	$4,015	(58%)
Subscription fees	3,168	1,619	96%
Professional services & other	11,008	10,424	6%
Maintenance	11,521	10,828	6%
Total Revenues	27,399	26,886	2%

Cost of Revenues:
License fees	1,714	1,507	14%
Subscription services	1,068	681	57%
Professional services & other	8,667	7,246	20%
Maintenance	2,198	2,227	(1%)
Total Cost of Revenues	13,647	11,661	17%
Gross Margin	13,752	15,225	(10%)
Operating expenses:
Research and development	4,559	3,794	20%
Less: capitalized development	(884)	(1,287)	(31%)
Sales and marketing	5,180	5,233	(1%)
General and administrative	4,193	3,515	19%
Provision for doubtful accounts	-	24	nm
Amortization of acquisition-related intangibles	97	324	(70%)

Total Operating Expenses	13,145	11,603	13%
Operating Earnings	607	3,622	(83%)
Interest Income & Other, Net	753	599	26%
Earnings Before Income Taxes	1,360	4,221	(68%)
Income Tax (Benefit)/Expense	(25)	1,496	(102%)
Net Earnings	$1,385	$2,725	(49%)
Earnings per common share: (1)
Basic	$0.05	$0.09	(44%)
Diluted	$0.04	$0.09	(56%)

Weighted average number of common shares outstanding:
Basic	30,725	29,671
Diluted	31,343	29,989

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AMERICAN SOFTWARE, INC.
NON-GAAP MEASURES OF PERFORMANCE
(In thousands, except per share data, unaudited)

	First Quarter Ended
	July 31,
	2018	2017	Pct Chg.
NON-GAAP EBITDA:
Net Earnings (GAAP Basis)	$1,385	$2,725	(49%)
Income Tax (Benefit)/ Expense	(25)	1,496	nm
Interest Income & Other, Net	(753)	(599)	26%
Amortization of intangibles	1,650	1,265	30%
Depreciation	148	120	23%
EBITDA (earnings before interest, taxes, depreciation and amortization)	2,405	5,007	(52%)

Stock-based compensation	398	316	26%
Adjusted EBITDA	$2,803	$5,323	(47%)

EBITDA, as a percentage of revenues	9%	19%

Adjusted EBITDA, as a percentage of revenues	10%	20%

	First Quarter Ended
	July 31,
	2018	2017	Pct Chg.
NON-GAAP EARNINGS PER SHARE:
Net Earnings (GAAP Basis)	$1,385	$2,725	(49%)
Amortization of acquisition-related intangibles (2)	488	209	133%
Stock-based compensation (2)	326	204	60%
Adjusted Net Earnings	$2,199	$3,138	(30%)

Adjusted non-GAAP diluted earnings per share	$0.07	$0.10	(30%)

(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.05 and $0.09 for the three months ended July 31, 2018 and 2017, respectively.

(2) - Tax affected using the effective tax rate for the three month periods ended July 31, 2018 and 2017.

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AMERICAN SOFTWARE, INC.
Consolidated Balance Sheet Information
(In thousands)
(Unaudited)

	July 31,	April 30,
	2018	2018

Cash and Cash Equivalents	$54,855	$52,794
Short-term Investments	29,992	26,121
Accounts Receivable:
Billed	13,683	18,643
Unbilled	3,544	3,375
Total Accounts Receivable, net	17,227	22,018
Prepaids & Other	6,433	6,592
Current Assets	108,507	107,525

Investments - Non-current	2,509	8,893

PP&E, net	3,600	3,034
Capitalized Software, net	9,559	9,728
Goodwill	25,888	25,888
Other Intangibles, net	4,523	5,120
Other Non-current Assets	3,822	2,777
Total Assets	$158,408	$162,965

Accounts Payable	$2,166	$1,974
Accrued Compensation and Related costs	2,305	6,310
Dividend Payable	3,400	3,367
Other Current Liabilities	925	1,246
Deferred Revenues - Current	29,518	33,226
Current Liabilities	38,314	46,123

Deferred Revenues - Non-current	-	147
Deferred Tax Liability - Non-current	3,222	2,615
Other Long-term Liabilities	1,485	1,496
Long-term Liabilities	4,707	4,258

Total Liabilities	43,021	50,381

Shareholders' Equity	115,387	112,584

Total Liabilities & Shareholders' Equity	$158,408	$162,965

AMERICAN SOFTWARE, INC.
Condensed Consolidated Cashflow Information
(In thousands)
(Unaudited)

	Three Months Ended
	July 31,
	2018	2017

Net cash provided by operating activities	$4,361	$4,015

Capitalized computer software development costs	(884)	(1,287)
Purchases of property and equipment, net of disposals	(714)	(133)

Net cash used in investing activities	(1,598)	(1,420)

Dividends paid	(3,368)	(3,259)
Proceeds from exercise of stock options	2,666	890

Net cash used in financing activities	(702)	(2,369)

Net change in cash and cash equivalents	2,061	226
Cash and cash equivalents at beginning of period	52,794	66,001

Cash and cash equivalents at end of period	$54,855	$66,227

CONTACT:
American Software, Inc.
Vincent C. Klinges, 404-264-5477
Chief Financial Officer